AJ. ROBBINS, P.C.
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80206

Consent of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
Cyberdefender Corporation
Los Angeles, California

We hereby consent to the inclusion and use in this Registration Statement on form SB-2 of Cyberdefender Corporation of our report dated March 29, 2007 except for Note 13, as to which the date is July 9, 2007, relating to the financial statements of Cyberdefender Corporation and to the reference made to our firm under the caption “Experts” included in or made part of this Pre-Effective Amendment No. 5 to the Registration Statement on Form SB-2.

/s/ AJ. Robbins, P.C.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Denver Colorado
July 9, 2007